Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Telephone: (212) 370-1000 Facsimile: (212) 370-7889

www.egsllp.com

July 20, 2022

SoundHound AI, Inc.

5499 Betsy Ross Drive

Santa Clara, CA 95054

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to SoundHound AI, Inc. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement has been filed to register (i) 19,650,371 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound AI, Inc. 2022 Equity Incentive Plan (the “2022 Plan”), (ii) 26,469,924 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound, Inc. 2016 Equity Incentive Plan (the “2016 Plan”), (iii) 2,990,529 shares of our Class A Common Stock which may be offered and sold pursuant to the Melodis Corporation 2006 Stock Plan (the “2006 Plan”), (iv) 3,930,074 shares of our Class A Common Stock which may be offered and sold pursuant to the SoundHound AI, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and (v) register for resale up to 27,639,208 shares of Class A Common Stock issued or issuable pursuant to the exercise of options or vesting of restricted stock units granted pursuant to the 2022 Plan, 2016 Plan and 2006 Plan, such shares or related awards being held by certain executive officers and directors of the Company. For purposes herein, the shares of Class A Common Stock issued or issuable under the 2022 Plan, 2016 Plan, 2006 Plan and ESPP shall be referred to as the “Plan Shares” and the shares of Class A Common Stock offered for resale shall be referred to as the “Resale Shares.”

In arriving at the opinion expressed below, we have examined and relied on the following documents:

(1)	the Second Amended and Restated Certificate of Incorporation of SoundHound AI, Inc. and the Amended and Restated Bylaws of SoundHound AI, Inc., each as amended as of the date hereof;

(2)	the 2022 Plan, 2016 Plan, 2006 Plan and ESPP; and

(3)	records of meetings and consents of the Board of Directors of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the accuracy and completeness of each document submitted to us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Company are actually serving in such capacity, that the representations of officers and employees of the Company are correct as to questions of fact and that each party to the documents we have examined or relied on (other than the Company) has the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, of the execution and delivery by such parties of such documents, and the validity and binding effect thereon on such parties. We have also assumed that the Company will not in the future issue or otherwise make available so many shares of its Class A Common Stock that there are insufficient authorized and unissued shares of Class A Common Stock for issuance of the shares issuable upon exercise of the options and vesting of the restricted stock units and any other awards being registered in the Registration Statement. We have not independently verified any of these assumptions.

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware. We are not opining on, and we assume no responsibility for, the applicability or effect on any of the matters covered herein of: (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any country, municipality or other political subdivision or local government agency or authority. The opinions set forth below are rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinions to reflect any change of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares and Resale Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the 2022 Plan, 2016 Plan, 2006 Plan and ESPP, respectively, and the awards, agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
ELLENOFF GROSSMAN & SCHOLE LLP